Gryphon Gold Announces Financial Results for December 31, 2007

February 12, 2008 -- Gryphon Gold Corporation (GGN: TSX; GYPH: OTC.BB) (the “Company”) reported for the three months ended December 31, 2007 a net loss of $1,736,589 or $0.03 per share compared to a net loss of $2,620,464 or $0.06 per share in the same period in the prior year, on greater shares outstanding, as spending on exploration activities on the Borealis property decreased by $667,507 and management salaries and consulting fees decreased by $325,833.

During the quarter ended December 31, 2007 Gryphon Gold:

  Completed a private placement of 4,486,500 units at Cdn$0.80 for gross proceeds of Cdn$3,589,200;

  Completed and analyzed the results of a Controlled Source Audio-Frequency Magnetotelluric (CSMAT) survey on the gold deposit in the Graben. The survey is being expanded to other parts of the Borealis property and is expected to be completed by March 31, 2008;

  Continued resource work for new CIM compliant NI 43-101 report for the gold resource on the Borealis property, which is expected to be completed March 31, 2008;

  Continued permitting for drill sites in anticipation of drilling resuming approximately in late March or early April 2008;

  Completed a joint venture with Agnex on Nevada Eagle’s Regent gold-silver property;

  Amended its agreement with AuEx on Nevada Eagle’s Velvet gold property, whereby Nevada Eagle has a contingent option for a 30% property interest.

In addition, in February 2008, the Company retained John Key as Chief Operating Officer with a primary focus of heading the review of the potential for an oxide heap leach mine on the Borealis property.

Exploration expenses during the three months ended December 31, 2007 were $661,007 or 37% of total expenses compared to $1,328,514 or 49% of total expenses in the prior year. During the third quarter ended December 31, 2007, the Company completed drilling 5 holes totaling 5,515 feet (1,681 meters) compared to completing 11 holes totaling 13,680 feet (4,169 meters) in the prior year’s comparable period. Drilling terminated in mid-November 2007 which was earlier than the previous year because the Company wanted to complete a CSMAT study in the Pediment areas to improve drill site selection.

Management salaries and consulting fees in the quarter ended December 31, 2007 decreased to $529,729 compared to $855,562 incurred in the quarter ended December 31, 2006. This decrease is due to the closure of the Denver engineering office during late 2006. Total non-cash compensation costs included in the quarter ended December 31, 2007 were $199,422 versus $529,683 in the prior year’s comparable quarter.

For the nine month period ended December 31, 2007, the Company incurred a net loss of $6,463,689 or $0.13 per share compared to a net loss of $6,491,678 or $0.16 per share incurred during the same period in the prior year.

Exploration expenses during the nine month period ended December 31, 2007 were $3,414,405 or 52% of total expenses compared to $3,649,732 or 54% of total expenses in the prior year. During the nine months ended December 31, 2007, Gryphon Gold drilled a total of 31 holes at the Borealis property, representing 36,405 feet (11,096 meters) compared to 41 holes representing 39,715 feet (12,105 meters) in the same period in the prior year. Fewer holes were drilled during the current year because the drilling program was focused on drilling deep holes in the Graben and Pediment area versus drilling shallow holes to add oxide resources in the prior year.

Management salaries and consulting fees in the nine months ended December 31, 2007 were $812,436 compared to $721,437 for the same period in the prior year. The change in costs is due to an increase in investor relations activities. Total non-cash compensation costs included in the nine months ended December 31, 2007 were $683,916 versus $779,747 in the prior year’s comparable period. Gryphon Gold is a Nevada focused gold exploration company. Its principal gold resource, the 1.2 million (measured and indicated) and 0.6 million (inferred) ounce Borealis deposit, is located in the Walker Lane gold belt of western Nevada. Nevada Eagle, a wholly owned subsidiary, has an additional 54 highly prospective gold properties located in some of the most desirable gold trends in Nevada. Nevada Eagle's principal properties have a cumulative 900,000 of historical ounces of gold. (The historical estimates are based on internal reports prepared by prior owners prior to February 2001 and were not prepared in accordance with CIM NI 43-101 standards and thus their reliability has not been verified.)

The Company has 61.7 million shares outstanding with a cash balance of approximately US $5.0 million as at February 12, 2008.

ON BEHALF OF THE BOARD OF DIRECTORS
TONY KER CEO
GRYPHON GOLD CORPORATION

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or Michael Longinotti, Chief Financial Officer, by phone: 604-261-2229, or email at mlonginotti@gryphongold.com ..

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

This press release contains “forward-looking information” which may include, but is not limited to, statements with respect to resource estimates, projections, our planned exploration and drilling programs, planned technical reviews, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms “measured,” “indicated” and “inferred” resources.“ We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements